Exhibit 32.1

Certification

Pursuant to 18 U.S.C. Section 1350

The undersigned officers, who are the Chief Executive Officer and Chief Financial Officer of Easterly Government Properties, Inc. (the “Company”), each hereby certifies to the best of his or her knowledge, that the Company’s Quarterly Report on Form 10-Q to which this certification is attached (the “Report”), as filed with the Securities and Exchange Commission on the date hereof, fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, as amended, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Darrell W. Crate	/s/ Allison E. Marino
Darrell W. Crate	Allison E. Marino
President and Chief Executive Officer	Executive Vice President, Chief Financial Officer

October 27, 2025	October 27, 2025